Exhibit 4.2

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Amended and Restated Stockholders’ Agreement (this “Agreement”) is entered into as of October 23, 2020 (the “Effective Date”), by and among FIGS, Inc., a Delaware corporation (the “Company”), the holders of the Common Stock listed on the Schedule of Investors attached as Schedule A hereto (the “Investors”), Heather Hasson, Catherine Spear (Hasson and Spear, together, the “Founders” and each, a “Founder”), the Heather Hasson Revocable Trust, the Catherine Spear Revocable Trust, the Wingaersheek Irrevocable Trust I u/a/d 10/15/2020, the Wingaersheek Irrevocable Trust II u/a/d 10/15/2020, the Maple Tree Irrevocable Trust u/a/d 10/16/2020 (the Heather Hasson Revocable Trust, the Catherine Spear Revocable Trust, the Wingaersheek Irrevocable Trust I u/a/d 10/15/2020, the Wingaersheek Irrevocable Trust I u/a/d 10/15/2020 and the Maple Tree Irrevocable Trust u/a/d 10/16/2020, the “Founder Trusts” and each a “Founder Trust”), and each other holder of equity securities of the Company executing a signature page or joinder hereto (collectively with the Investors, the Founders and the Founder Trusts, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Founders and Tulco, LLC (“Tulco” and together with the Company and the Founders, the “Prior Parties”) are parties to that certain Stockholders’ Agreement dated as of October 20, 2017 (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended or otherwise modified only by an instrument executed by each of the Holders (as such term is defined in the Prior Agreement);

WHEREAS, the Investors are parties to that certain Secondary Common Stock Purchase Agreement of even date herewith by and among the Company, Tulco and certain of the other Investors (the “Secondary Transaction Agreement”);

WHEREAS, in order to induce certain Investors to purchase shares of Common Stock pursuant to the Secondary Transaction Agreement, the Prior Agreement must be amended and restated as set forth herein; and

WHEREAS, the undersigned Prior Parties desire to amend and restate the Prior Agreement in accordance with its terms and further desire that this Agreement supersede and replace the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members, or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that the Company and its subsidiaries shall not be deemed an Affiliate of any Holder.

1.2.	“Bad Actor Disqualification” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act.

1.3.	“Board” means the board of directors of the Company.

1.4.	“Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in Los Angeles, California and New York, NY are authorized or required by law to close.

1.5.	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.6.	“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

1.7.

“Company Sale” means a transaction or series of related transactions (whether by merger, consolidation, share transfer, new issuance of Voting Securities or otherwise) in which a Person (together with such Person’s Affiliates and Immediate Family Members) acquires, directly or indirectly, (i) a majority of the voting power of the Company (or the surviving or acquiring entity) or (ii) all or substantially all of the assets of the Company and its direct and indirect subsidiaries (on a consolidated basis).

1.8.

“Competitor” of the Company means a competitor of the Company as determined reasonably and in good faith by the Board (with, for the avoidance of doubt, any interested director, if any, abstaining from such Board vote).

1.9.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11.

“Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Voting Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.12.	“Fiscal Year” means the period beginning on the first day of January of each year and ending on the last day of December of each year, or as other otherwise designated by the Board.

1.13.	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.14.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.15.

“Independent Director” means a member of the Board who is not otherwise affiliated with the Company, any director, officer, or stockholder of the Company or any or an Affiliate or Immediate Family Member of any of the foregoing.

1.16.	“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.17.	“Liquidity Event” shall mean an IPO or a Company Sale.

1.18.	“Major Investor” shall mean each Investor who holds at least 324,953 Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations).

1.19.

“Material Conflict of Interest” means, with respect to a Director regarding any matter requiring a vote of the Board, a conflict of interest arising from (i) such Director or any of his or her Affiliates or Immediate Family Members having a material interest (financial or otherwise) in such matter, other than an interest solely attributable to an equity interest in the Company, or (ii) any legal action involving the Company or any of its subsidiaries, on the one hand, and such Director or any of his or her Affiliates or Immediate Family Members, on the other. For the avoidance of doubt, with respect to a Founder, any matter involving the enforcement of, or the assertion of a material breach under, an employment agreement of such Founder (including all agreements attached as exhibits to such employment agreement) shall be deemed to give rise to a Material Conflict of Interest.

1.20.

“Necessary Action” means, with respect to a specified result, all actions that Person may take within such Person’s control, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, (a) causing the adoption of equityholders’ resolutions by voting or providing a written consent or proxy with respect to the Voting Securities, (b) causing the adoption of amendments to the Organizational Documents, (c) executing agreements and instruments with respect to the Voting Securities, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions, in each case, that are required to achieve such result.

1.21.

“New Securities” shall mean any Securities whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into or exchangeable for or settleable in capital stock; provided that the term “New Securities” does not include Securities issued: (i) pursuant to stock splits, stock dividends, or similar transactions; (ii) that are shares of Common Stock issued to employees, consultants, officers or directors of the Company pursuant to stock option, restricted stock, or restricted stock unit plans or agreements approved by the Board; (iii) to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions; (iv) pursuant to currently outstanding warrants, notes, or other rights to acquire Securities of the Company; (v) in connection with a Company Sale; (vi) that are shares of Common Stock in a public offering; or (vii) in strategic partnership transactions.

1.22.

“Option Pool” means 5,746,326 shares of Common Stock issued or reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”). All share numbers in this paragraph are subject to adjustment for stock splits, stock dividends, combinations and other recapitalizations with respect to such shares.

1.23.	“Organizational Documents” means the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended from time to time.

1.24.	“Person” means any individual, corporation, partnership, fund, trust, limited liability company, association or other entity.

1.25.	“Right of Co-Sale” means the right, but not an obligation, of a Major Investor to participate in a Transfer on the terms and conditions specified in the Purchase Notice.

1.26.	“SEC” means the Securities and Exchange Commission.

1.27.	“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.28.	“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.29.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30.

“Security” means any share of Common Stock or other capital stock of the Company, or any other equity interest in or equity unit or equity security of the Company, or any option, warrant or other right to acquire any equity in the Company, or any securities convertible into or exercisable or exchangeable for or settleable in equity in the Company.

1.31.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Voting Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 9.6.

1.32.

“Special Purpose Entity” means an entity that holds or would hold only Securities of the Company or has or would have a class or series of securityholders with beneficial interests primarily in Securities of the Company (including for such purpose an entity that holds cash and/or cash equivalents intended to purchase such Securities).

1.33.

“Transfer” of any Security means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other transfer or disposition of such Security or any legal or beneficial interest in such Security, whether or not for value and whether voluntary or involuntary or by operation of law.

1.34.

“Tulco Permitted Transfer” means a Transfer by Tulco or any of its Affiliates (i) to an Affiliate of Tulco, which shall include any entity, parallel fund or alternative investment vehicle managed by Tulco or any of its Affiliates, (ii) pursuant to an in-kind distribution to its partners or members, or (iii) to any officer, manager, director, member or partner of Tulco or its Affiliates; provided that in each case the transferee has executed a joinder agreement in substantially the form attached hereto as Exhibit A, agreeing in writing to be subject to the terms of this Agreement to the same extent as if he, she or it were an original Holder hereunder.

1.35.

“Undersubscription Notice” means written notice from a Major Investor notifying the Company and the selling Holder that such Major Investor intends to exercise its option to purchase all or any portion of the shares of Offered Securities not purchased pursuant to the Right of Purchase.

1.36.

“Voting Securities” means the Common Stock of the Company and any other Securities entitled to voting rights as set forth in the Organizational Documents, including, without limitation, such Securities acquired by conversion, exercise, exchange, or settlement of convertible securities, rights, options, restricted stock units and warrants. Notwithstanding the foregoing, solely for purposes of Section 9 of this Agreement, Voting Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or SEC Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 9 of this Agreement are not assigned or (iii) sold pursuant to Section 9.12 and excluding any shares for which registration rights have terminated pursuant to Section 9.12.

2.	Corporate Governance.

2.1.

From and after the Effective Date, each Holder shall vote all of his, her or its Common Stock and any other Voting Securities of the Company over which such Holder has voting control and shall take all other Necessary Actions within his, her or its control (in his, her or its capacity as a stockholder including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all Necessary Actions within its control (including, without limitation, calling special board and stockholder meetings), so that the provisions of this Section 2 are given full force and effect.

2.2.

Board Composition. The authorized number of members of the Board shall be three (3) members (each, a “Director”), and the number of Directors shall not be increased or decreased without the approval of (i) the Board, (ii) Tulco, (iii) the Investor Majority and (iv) at least one of the Founders.

2.3.	Board Members.

(a)	The composition of the Board shall be as follows:

(i)	for so long as Heather Hasson remains employed by the Company and desires to serve on the Board, Heather Hasson;

(ii)	for so long as Catherine Spear remains employed by the Company and desires to serve on the Board, Catherine Spear; and

(iii)	one (1) director designated by Tulco (the “Tulco Director”), who shall initially be John Martin Willhite.

(b)

On the date on which a Founder’s employment with the Company is terminated by the Company or by such Founder for any reason, such Founder shall resign from the Board and if such Founder fails to do so, each Holder agrees to take all Necessary Actions to remove such Founder from the Board.

(c)

At such time that there is any vacancy with respect to a Board seat previously held by a Founder, whether due to such Founder no longer being employed by the Company, such Founder’s resignation or removal from the Board, or any other reason, and provided that at such time the other Founder continues to serve on the Board (the “Remaining Founder Director”), then such vacancy shall be filled by a Person unanimously approved by both the Tulco Director and the Remaining Founder Director.

(d)

At such time that there is any vacancy with respect to a Board seat previously held by a Founder, whether due to such Founder no longer being employed by the Company, such Founder’s resignation or removal from the Board, or any other reason, and at such time neither Founder is then serving on the Board, then such vacancy shall be filled by a Person designated by the Tulco Director.

(e)

At such time that there is any vacancy with respect to a Board seat held by the Tulco Director, whether due to such Tulco Director’s resignation or removal from the Board, or any other reason, then such vacancy shall be filled by a Person designated by Tulco (and such Person shall thereby become the “Tulco Director”).

2.4.

Tulco Director Approvals. Notwithstanding anything contained in this Agreement to the contrary, until such time as a majority of the members of the Board are designated by Tulco or the Tulco Director, as the case may be, neither the Company nor any direct or indirect subsidiary of the Company, and no director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company, shall effect any of the following actions on behalf of or for the account of the Company or any direct or indirect subsidiary of the Company, in each case without first obtaining the affirmative approval of the Tulco Director:

(a)	any material change to the lines of business conducted by the Company and its subsidiaries;

(b)	any approval of the Budget of the Company for any Fiscal Year or any amendment, modification or supplement thereto;

(c)

any material deviation from the then-current Budget, including, for the avoidance of doubt, any unbudgeted expenditures in excess of 20% of the aggregate amount of budgeted expenditures in such Budget;

(d)

any increase or decrease in the authorized equity capital of the Company or any of its subsidiaries, or any increase or decrease in the number of shares of Common Stock reserved for issuance under any equity incentive plan of the Company;

(e)

any issuance, grant, sale or Transfer of any Securities or other equity interests in the Company or any of its subsidiaries, including, without limitation, any award or grant of stock options or restricted stock under the Option Pool; provided, that, the Transfer by another Investor, or by a Founder or Founder Trust, of its or her Securities in accordance with the terms and conditions of this Agreement shall not require the approval of the Tulco Director;

(f)	any award, determination or payment by the Company or any of its subsidiaries of any bonus or other discretionary or incentive compensation to a Founder;

(g)

any amendment, restatement, replacement, or modification of any employment agreement or restrictive covenant agreement with any Founder, including, without limitation, any modification to any compensation arrangements with any Founder;

(h)

any transaction with, or any agreement or any amendment, restatement, replacement, or modification of any agreement with, any Person who is (i) an officer, director, manager or employee of the Company (other than any employment arrangements or standard indemnification agreements with the Company), (ii) a Holder, or any officer, director, manager or employee of any Holder or Affiliate thereof, or (iii) an Affiliate of any of the foregoing; provided, that, a transaction with, or any agreement or any amendment, restatement, replacement, or modification of any agreement with, any other Investor in accordance with the terms and conditions of this Agreement shall not require the approval of the Tulco Director;

(i)	any incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries in excess of $1,000,000, other than trade debt in the ordinary course of business;

(j)

any dividend or other distribution (whether in cash, securities or other property) with respect to any Securities or other equity interests in the Company or any of its subsidiaries, or any transaction or series of related transactions involving the purchase, redemption, acquisition, cancellation, surrender or termination (whether for cash, securities or other property) of Securities or other equity interests in the Company or any of its subsidiaries from any Person, or on account of any return of capital to any holder of Securities or other equity interests in the Company or any of its subsidiaries;

(k)

any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including, without limitation, by merger, consolidation, sale of stock, or sale of assets) by the Company of any assets of the Company or any of its subsidiaries, or any pledge or granting of any lien, security interest, or other encumbrance on any assets of the Company or any of its subsidiaries, in each instance having a value in excess of $5,000,000, other than in the ordinary course of business consistent with past practice;

(l)

any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including, without limitation, by merger, consolidation, sale of stock, or sale of assets) by the Company or any of its subsidiaries of any assets, in each case having a value in excess of $5,000,000, other than in the ordinary course of business consistent with past practice;

(m)

the undertaking of a firm commitment underwritten initial public offering under the Securities Act of any Securities or other equity interests in the Company or the direct listing of the Company on a securities exchange (an “IPO);

(n)

any commencement, termination, compromise or settlement of any material litigation, lawsuit, action, dispute or other proceeding or otherwise assuming any material liability, or agreeing to the provision of any equitable relief, by the Company;

(o)	any amendment, modification, repeal or waiver of any provision of the Organizational Documents or the organizational documents of any subsidiaries of the Company;

(p)	any Company Sale or other reorganization, merger, share exchange, share transfer, consolidation, business combination or similar transaction;

(q)	the liquidation, winding up or dissolution of the Company or filing of any voluntary petition in bankruptcy or insolvency; or

(r)	any agreement or commitment to do any of the foregoing.

2.5.	Investor Approvals.

(a)

Investor Majority. Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any direct or indirect subsidiary of the Company, and no director, officer, employee or agent of the Company or any direct or indirect subsidiary of the Company, shall either directly or indirectly (by amendment, merger, consolidation or otherwise) effect any of the following actions on behalf of or for the account of the Company or any direct or indirect subsidiary of the Company, in each case, without first obtaining the written consent of the Investors (other than Tulco and, in the case of Section 2.5(a)(iv), any interested Investor) holding a majority of the issued and outstanding shares of Common Stock then held by all such Investors (the “Investor Majority”):

(i)

(A) authorize, create or issue any equity security (including, without limitation, (1) any other security convertible into or exercisable for any such equity security or (2) any unit of debt and equity securities) having a preference over, the Common Stock with respect to dividends, liquidation or redemption; or (B) reclassify, alter or amend any existing security of the Company if such reclassification, alteration or amendment would render such other security senior to the Common Stock with respect to dividends, liquidation or redemption;

(ii)

redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Securities (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares upon or following the termination of services pursuant to the terms of the applicable agreement);

(iii)

declare or pay any dividend or other distribution (whether in cash, securities or other property) with respect to any Securities or other equity interests in the Company or any of its subsidiaries, or any transaction or series of related transactions involving the purchase, redemption, acquisition, cancellation, surrender or termination (whether for cash, securities or other property) of Securities or other equity interests in the Company or any of its subsidiaries from any Person, or on account of any return of capital to any holder of Securities or other equity interests in the Company or any of its subsidiaries;

(iv)

enter into or be a party to any contract or transaction with any director, officer, Affiliate or stockholder of the Company or Affiliate or Immediate Family Member of the foregoing, other than (A) the transactions contemplated by the Secondary Transaction Agreement and this Agreement, (B) any customary indemnification agreement entered into by and between the Company and the director, in such individual’s capacity as a member of the Board, (C) any reimbursement of reasonable, out-of-pocket business expenses incurred in the ordinary course of the a director’s service on the Board, for which written substantiation and request for reimbursement is submitted to the Company timely and otherwise in accordance with the Company’s then current policies and procedures applicable to members of the Board, (D) any transaction contemplated by the Founders’ existing agreements with the Company relating to their respective services, whether an employment agreement, bonus letter, or otherwise, or (E) any contract or transaction that is approved by the Board, including at least a majority of the disinterested Independent Directors; provided that, subsection (E) above shall require the approval of the Investor Majority until one Independent Director is appointed to the Board in accordance with the terms and conditions of this Agreement; or

(v)

create, adopt, amend, repeal or terminate any equity (or equity-linked) incentive plan or increase the number of shares of Common Stock reserved for issuance under any equity (or equity-linked) incentive plan, (A) other than any annual cash bonus plan that is based on or derived from the value of Common Stock or (B) unless such creation, adoption, amendment, repeal or termination or increase is approved by the Board, including a majority of the disinterested Independent Directors; provided that, subsection (B) above shall require the approval of the Investor Majority until one Independent Director is appointed to the Board in accordance with the terms and conditions of this Agreement.

2.6.	Budget.

(a)

The annual operating plan and annual budget for the Company through each Fiscal Year, which has previously been approved by the Board, as it may be updated or replaced in accordance with Section 2.4(b), is referred to herein as the “Budget”. The Company’s management shall operate the Company in accordance with the Budget.

(b)

No later than sixty (60) days following the beginning of each Fiscal Year, the officers of the Company shall prepare and submit to the Board proposed revisions to the Budget for such Fiscal Year. The Company’s management shall continue to operate the Company in accordance with the existing Budget until a revised Budget is approved in accordance with Section 2.4(b); provided that if at the start of a Fiscal Year the revised Budget for such Fiscal Year has not been approved in accordance with Section 2.4(b), and until a revised Budget for such Fiscal Year has been so approved, the Budget for such Fiscal Year shall be deemed to be the existing Budget, with an increase of five percent (5%) to each line item in the existing Budget.

2.7.

No Executive Committee. The Board shall not delegate its authority to, and each Holder agrees to take all Necessary Action to prohibit the Board from delegating its authority to or otherwise acting to circumvent the Board process through, an executive committee, subsidiary board or similar body.

2.8.	Conflict with Organizational Documents. In the event of any conflict between the provisions of the Company’s Organizational Documents and this Agreement, the terms of this Agreement shall prevail.

2.9.	Subsidiary Boards. The board of any direct or indirect subsidiary of the Company shall have the same composition as the Board.

2.10.

Director Conflicts of Interests. Each Director (each such director, an “Interested Director”) who has a Material Conflict of Interest in voting on any particular matter (a “Conflicted Matter”) before the Board (or any subsidiary board) shall recuse himself or herself prior to the vote of the Board on such Conflicted Matter in any in-person or telephonic meeting of the Board; provided, that, such Interested Director may be counted in determining the presence of a quorum at the meeting of the Board (or subsidiary board) on which such Conflicted Matter is voted on; provided, further, that, for the avoidance of doubt, if the material facts as to the Interested Director’s relationship or interest as to such Conflicted Matter are disclosed or are known to the Board, any action of the Board with respect to such Conflicted Matter may be approved by the affirmative votes of a majority of the disinterested directors (or the sole remaining disinterested director, if the case may be), even though the disinterested directors be less than a quorum.

3.	Transfers.

3.1.

Restrictions on Transfer. Subject to compliance with this Section 3, Section 4 and Section 5, any Founder or Founder Trust may Transfer Securities to any Person, and, subject to this Section 3 and Section 6, any Holder that is not a Founder or Founder Trust may Transfer Securities to any Person on or after the Effective Date; provided that in each case (i) any proposed purchaser, pledgee or transferee has executed a joinder agreement in substantially the form attached hereto as Exhibit A, agreeing in writing to be subject to the terms of this Agreement to the same extent as if he, she or it were an original Holder hereunder, (ii) such transferee is not a Competitor, and (iii) if requested by the Company, such Holder has delivered to the Company a written opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act. In addition, no Holder shall be entitled to Transfer any Securities at any time if such Transfer would (a) violate the Securities Act, or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Securities; (b) cause the Company to be subject to Section 12(g) or 15(d) of the Exchange Act; (c) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended; or (d) be a non-exempt “prohibited transaction” under the Employer Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code. Any Transfer or attempted Transfer by such Holder not in compliance with this Agreement shall be null and void, and the Company shall not in any way give effect to such nonpermissible Transfer.

3.2.

Restrictive Legend. Each Securities certificate or Securities evidenced on the books and records of the Company’s transfer agent, as applicable, shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNITL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THE AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF OCTOBER 23, 2020, AS AMENDED AND MODIFIED FROM TIME TO TIME. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

In the event that one or more of the restrictive legends set forth in this Section 3.2 has ceased to be applicable, the Company shall provide or shall cause its transfer agent to provide any Holder, or its respective transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with, in the case of Securities evidenced by certificates, new certificates for such Securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated or, in the case of Securities evidenced on the books and records of the transfer agent, with a securities entry that is free of any restrictive notations corresponding to such legend.

4.

Right of Purchase. A Founder or Founder Trust (a “Transferring Holder”) shall, prior to consummating any Transfer of Securities for cash or other consideration of value (such shares, the “Offered Securities”), offer to each Major Investor the right to acquire its Pro Rata Share (as defined below) of the Offered Securities from such Founder or Founder Trust in accordance with the procedures set forth in this Section 4 (such right, the “Right of Purchase”). “Pro Rata Share” will mean, as to the applicable Major Investor, a percentage represented by the ratio of (a) the number of Securities owned by such Major Investor immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities) to (b) the total number of Securities held by all Major Investors immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities).

4.1.

Such Transferring Holder shall give the Company and each Major Investor written notice of all of the material terms of the proposed transaction (the “Purchase Notice”) and shall provide each Major Investor with an opportunity to purchase its Pro Rata Share of the Offered Securities at the same price and on the same terms as set forth in the Purchase Notice;provided, however, that such Major Investor shall not be required to comply with any such terms (other than price) that would not be reasonably possible for such Major Investor to satisfy.

4.2.

Each Major Investor shall deliver to such Transferring Holder and the Company a response notice within ten (10) Business Days of the date on which the Purchase Notice is given (the “Purchase Response Notice Period”) indicating whether such Major Investor desires to purchase its Pro Rata Share of the Offered Securities at such price and on such terms (other than any terms inapplicable to such Major Investor pursuant to the proviso in Section 4.1) (the “Purchase Response Notice”).

4.3.

If a Major Investor delivers the Purchase Response Notice within the Purchase Response Notice Period and indicates in such Purchase Response Notice its desire to purchase its Pro Rata Share of the Offered Securities from such Transferring Holder at the price and on the terms set forth in the Purchase Notice (other than any terms inapplicable to such Major Investor pursuant to the proviso in Section 4.1), then such Transferring Holder shall Transfer to such Major Investor, and such Major Investor shall purchase from such Holder, that number of the Offered Securities representing such Major Investor’s Pro Rata Share of the Offered Securities, at such price and on such applicable terms set forth in the Purchase Notice (other than any terms inapplicable to such Major Investor pursuant to the proviso in Section 4.1), and such Transfer shall take place within sixty (60) days after the date on which the Transferring Holder gave the Purchase Response Notice.

4.4.

If the Right of Purchase has been exercised by some but not all of the Major Investors pursuant to this Section 4 by the end of the Purchase Response Notice Period, then the Company and the Transferring Holder shall, within five days after the expiration of the Purchase Response Notice Period, send written notice (the “Company Undersubscription Notice”) to those Major Investors who exercised their Right of Purchase within the Purchase Response Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 4.4, have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Offered Securities proposed to be Transferred on the terms and conditions set forth in the Purchase Notice (other than any terms inapplicable to such Major Investor pursuant to the proviso in Section 4.1). To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the Transferring Holder and the Company within 10 days after the expiration of the Purchase Response Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining Securities available for purchase under this Section 4.4 shall be allocated to such Exercising Investors pro rata based on the number of shares of Offered Securities such Exercising Investors have elected to purchase (without giving effect to any shares of Offered Securities that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company and the Transferring Holder shall immediately notify all of the Exercising Investors of that fact. The Transferring Holder shall Transfer to each Exercising Investor, and such Exercising Investor shall purchase from the Transferring Holder, that number of the Offered Securities representing the portion of the undersubscribed Offered Securities allocated to such Exercising Investor under this Section 4.4, at such price and on such applicable terms set forth in the Purchase Notice (other than any terms inapplicable to such Major Investor pursuant to the proviso in Section 4.1), and such Transfer shall take place within sixty (60) days after the date on which the Transferring Holder gave the Purchase Response Notice.

4.5.

If the consideration proposed to be paid for the Offered Securities in the Purchase Notice is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the disinterested members of the Board and as set forth in the Purchase Notice. If any Investor cannot for any reason pay for the Offered Securities in the same form of non-cash consideration, such Investor may pay the cash value equivalent thereof, as determined in good faith by the disinterested members of the Board.

4.6.

If any Offered Securities are not purchased by a Major Investor pursuant to a Purchase Response Notice or a Major Investor (i) rejects the opportunity to purchase its Pro Rata Share of the Offered Securities, (ii) fails to exercise the overallotment option for the price and upon the terms specified in the Company Undersubscription Notice or (iii) fails to deliver the Purchase Response Notice within the Purchase Response Notice Period, then, for a period of ninety (90) days following the expiration of the Purchase Response Notice Period, as the case may be, the Transferring Holder shall be permitted to consummate the proposed Transfer of such Offered Securities that the Major Investors have elected not to purchase on the terms set forth in the Purchase Notice or on other terms that are not more favorable to the Transferring Holder in any material respect than those set forth in such Purchase Notice, subject to the other restrictions on Transfer contained in this Agreement (including, without limitation, Section 3 and Section 5) or otherwise applicable at such time with respect to such Offered Securities; provided that if any such Transfer is not consummated within such ninety (90)-day period, such Transfer shall again become subject to the Major Investors’ Right of Purchase.

4.7.

Notwithstanding anything in this Section 4 to the contrary, the provisions of this Section 4 shall not apply to any Transfer in which a Founder or Founder Trust exercises her or its respective Tag-Along Right under Section 6. Any Transfer that is not made in accordance with the terms and conditions of this Section 4 shall be null and void ab initio.

5.	Co-Sale Rights.

5.1.

If any Offered Securities are not purchased pursuant to Section 4.1 above and thereafter are to be Transferred for cash or other consideration of value to a prospective transferee, each Major Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Transfer as set forth in Section 5.2 below and, subject to Section 5.4, otherwise on the same terms and conditions specified in the Purchase Notice. Each Major Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the Transferring Holder written notice to that effect within 15 days after the last day of the Purchase Response Notice Period, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

5.2.

Each Participating Investor may include in the Transfer all or any part of such Participating Investor’s shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of Securities such Transferring Holder proposes to Transfer (excluding Common Stock purchased by the Major Investors pursuant to the Right of Purchase) by (ii) a fraction, the numerator of which is the number of Securities owned by such Participating Investor immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities) and the denominator of which is the total number of Securities then issued and outstanding immediately prior to such transfer (assuming full conversion, exercise or settlement of all outstanding Securities). To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares proposed to be Transferred that the Transferring Holder may sell in the Transfer shall be correspondingly reduced.

5.3.

The Participating Investors and the Transferring Holder agree that the terms and conditions of any Transfer in accordance with this Section 5 will be memorialized in, and governed by, a written purchase and sale agreement with the prospective transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the Transferring Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 5.

5.4.

Subject to Section 5.5, the aggregate consideration payable to the Participating Investors and the Transferring Holder shall be allocated based on the number of shares sold to the prospective transferee by each Participating Investor and the Transferring Holder as provided in Section 5.2.

5.5.

Notwithstanding Section 5.3, if any prospective transferee or transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Transferring Holder may sell any Securities to such prospective transferee or transferees unless and until, simultaneously with such sale, such Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Purchase Notice and as provided in Section 5.4. In connection with such purchase by the Transferring Holder, such Participating Investor or Investors shall deliver to the Transferring Holder any stock certificate or certificates, properly endorsed for transfer, representing the shares of Securities being purchased by the Transferring Holder (or request that the Company effect such transfer in the name of the Transferring Holder). Any such shares transferred to the Transferring Holder will be transferred to the prospective transferee against payment therefor in consummation of the sale of the shares proposed to be Transferred pursuant to the terms and conditions specified in the Purchase Notice, and the Transferring Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Section 5.5. Any Transfer that is not made in accordance with the terms and conditions of this Section 5 shall be null and void ab initio.

6.	Tag-Along Rights.

6.1.

Subject to Section 6.11, if any Investor or Investors propose to Transfer, directly or indirectly, any Securities to any Person (together with such Person’s Affiliates and Immediate Family Members) and such proposed Transfer would constitute a Company Sale (a “Triggering Transfer”), such Investor or Investors (collectively, a “Triggering Transfer Holder”) shall give written notice (a “Tag-Along Notice”) of such proposed Transfer (a “Tag-Along Sale”) to each Holder at least fifteen (15) Business Days prior to the consummation of such proposed Transfer, setting forth (i) the number of Securities proposed to be Transferred, (ii) the consideration to be received for such Securities by such Investor or Investors, (iii) the identity of the prospective transferee, (iv) any other material terms and conditions of the proposed Transfer, and (v) the date of the proposed Transfer (the “Material Tag Terms”).

6.2.

Upon delivery of a Tag-Along Notice, each Holder may elect to sell up to its Pro Rata Portion (as defined below) of its Securities, at the same price per Security and pursuant to the same terms and conditions with respect to payment for the Common Stock as agreed to by the Triggering Transfer Holder in the Tag-Along Sale (a “Tag-Along Right”, and such electing Holder, a “Tag-Along Holder”), by sending written notice to the Triggering Transfer Holder (the “Tag-Along Response Notice”) within seven (7) Business Days after delivery of the Tag-Along Notice (the “Tag-Along Notice Period”), indicating its election to sell up to its Pro Rata Portion of its Securities in such Tag-Along Sale. For purposes of this Section 6, “Pro Rata Portion” shall mean, with respect to shares held by a Tag-Along Holder, a number equal to the product of (i) the total number of Securities proposed to be Transferred to a transferee as set forth in the Tag-Along Notice and (ii) a fraction, the numerator of which is the total number of Securities owned by such Tag-Along Holder immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities) and the denominator of which is the total number of Securities held by all Holders immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities).

6.3.

Each Tag-Along Holder shall effect its Tag-Along Right by delivering to the Triggering Transfer Holder, not later than seven (7) Business Days after such Tag-Along Holder’s delivery of the Tag-Along Response Notice, such instruments of transfer as shall be reasonably requested by the Triggering Transfer Holder or the prospective transferee, including, as applicable, one or more stock certificates, properly endorsed for Transfer to the transferee, representing the number of Securities that such Tag-Along Holder has elected to include in the Transfer, together with a limited power-of-attorney authorizing the Triggering Transfer Holder to Transfer such Securities on the terms set forth in the Tag-Along Notice. Each Tag-Along Holder shall, if requested by the Triggering Transfer Holder, execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as the Triggering Transfer Holder makes or provides in connection with the Tag-Along Sale; provided that each Tag-Along Holder in its capacity as a Holder of Securities shall only be obligated to make representations and warranties that relate specifically to such Tag-Along Holder with respect to the Tag-Along Holder’s title to and ownership of the applicable Securities, authorization, execution, and delivery of relevant documents, enforceability of such documents against the Tag-Along Holder, and other similar representations and warranties made by the Triggering Transfer Holder, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Holder or its Securities.

6.4.

If the Tag-Along Sale is not consummated within one hundred twenty (120) days after delivery of the Tag-Along Notice, (i) the Triggering Transfer Holder shall return to each Tag-Along Holder the limited power-of-attorney and all certificates representing the Securities that such Tag-Along Holder delivered for Transfer pursuant to Section 6.3 and any other documents in the possession of the Triggering Transfer Holder executed by such Tag-Along Holder in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Section 6 or otherwise applicable at such time with respect to such Securities shall continue to be in effect.

6.5.

If, at the termination of the Tag-Along Notice Period, any Holder shall not have elected to participate in the Tag-Along Sale, such non-participating Holder shall be deemed to have waived its rights under this Section 6 with respect to, and only with respect to, the transfer of its Securities pursuant to such Tag-Along Sale.

6.6.

If (i) any Holder declines or fails to exercise its Tag-Along Rights or (ii) any Holder elects to exercise its Tag-Along Rights with respect to less than its Pro Rata Portion of the Securities in such Tag-Along Sale (in each case, such amount of shares elected not to be Transferred, the “Excess Portion”), the Triggering Transfer Holder shall notify the Tag-Along Holders who have elected to sell their full Pro Rata Portion (each, a “Fully Participating Tag-Along Holder”) and the Triggering Transfer Holder and any Fully Participating Tag-Along Holder shall be entitled to Transfer, in connection with the Tag- Along Sale, in addition to any Securities already being Transferred, a number of Securities held by it equal to the product of (i) the Excess Portion and (ii) a fraction, the numerator of which is the aggregate amount of Securities held by the Triggering Transfer Holder or the Fully Participating Tag-Along Holder, as the case may be, immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities) and the denominator of which is the total number of Securities held by the Triggering Transfer Holder and all Fully Participating Tag-Along Holders immediately prior to any such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities). If, after following the procedures set forth in this Section 6.6, any Excess Portion remains, the Triggering Transfer Holder shall be entitled to Transfer, in addition to any Securities already being Transferred, a number of shares up to the full amount of any such remaining Excess Portion.

6.7.

If the prospective transferee is unwilling or unable to acquire all Securities proposed to be included in the Tag-Along Sale upon the terms and conditions initially proposed by such prospective transferee and set forth in the Tag-Along Notice, then the Triggering Transfer Holder may elect to either cancel such proposed Tag-Along Sale or to allocate to the Triggering Transfer Holder and each Tag-Along Holder delivering a timely Tag-Along

Response Notice an amount of Securities equal to the product of (i) the maximum number of shares of Securities that such prospective transferee is willing to acquire and (ii) a fraction, the numerator of which is the aggregate amount of Securities held by the Triggering Transfer Holder or such Tag-Along Holder, as the case may be, immediately prior to such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities) and the denominator of which is the aggregate amount of Securities held by the Triggering Transfer Holder and all Tag-Along Holders who delivered timely Tag- Along Response Notices immediately prior to such Transfer (assuming full conversion, exercise or settlement of all outstanding Securities).

6.8.

All reasonable costs and expenses incurred by the Triggering Transfer Holder in connection with any Tag-Along Sale, including, without limitation, transfer taxes and legal, accounting and investment banking fees, for the benefit of all Holders participating in such Tag-Along Sale (it being understood that costs and expenses incurred by or on behalf of the Triggering Transfer Holder for its sole benefit will not be considered to be for the benefit of all Holders participating in such Tag-Along Sale), shall be borne by such Holder participating in such Tag-Along Sale on a pro rata basis in accordance with the number of shares being sold by each of the Triggering Transfer Holder and the Tag- Along Holders (solely to the extent that such costs and expenses incurred by the Triggering Transfer Holder can be reasonably allocated to the Tag-Along Holders on such basis). For the avoidance of doubt, costs and expenses incurred by any Holder on its own behalf in connection with a Tag-Along Sale shall not be considered costs of the Tag- Along Sale hereunder, and such costs and expenses shall be borne solely by such Holder.

6.9.

Any delivery of a Tag-Along Response Notice by a Tag-Along Holder shall be a final and binding commitment of such Tag-Along Holder to participate in such Tag-Along Sale; provided, however, that in the event there is a material adverse change in the terms and conditions of the Tag-Along Sale, the Triggering Transfer Holder shall give written notice of such change to each Tag-Along Holder, and each Tag-Along Holder shall thereafter have the right to revoke its election to participate in the Tag-Along Sale by providing written notice to the Triggering Transfer Holder within (i) five (5) Business Days of receiving the notice of such change or (ii) such lesser period following receipt of notice of such change that remains until the scheduled date of closing for such Tag-Along Sale (but in no event less than three (3) Business Days).

6.10.

Notwithstanding anything contained in this Section 6 to the contrary, there shall be no liability on the part of the Triggering Transfer Holder to any Tag-Along Holders if the Tag-Along Sale is not consummated for any reason, and the Triggering Transfer Holder shall not be obligated to consummate the proposed Tag-Along Sale, regardless of whether the Triggering Transfer Holder has delivered a Tag-Along Notice in respect of such proposed Tag-Along Sale.

6.11.

For the avoidance of doubt, (i) the provisions of this Section 6 shall not apply to any Tulco Permitted Transfer and (ii) a Transfer by a member of Tulco of any of his, her or its equity interests in Tulco shall not constitute a Triggering Transfer. Notwithstanding the foregoing, neither Tulco nor any other Triggering Transfer Holder shall Transfer any Securities of the Company at any time to any Special Purpose Entity unless such Transfer to such Special Purpose Entity has been approved by the Board and the Investor Majority. Any Transfer that is not made in accordance with the terms and conditions of this Section 6 shall be null and void ab initio.

7.	Drag-Along Rights.

7.1.

If (i) the Board and (ii) the Holders holding a majority of the shares of Common Stock then issued and outstanding (assuming full conversion, exercise or settlement of all outstanding convertible securities, rights, options, restricted stock units and warrants) then held by all Holders approve a Company Sale (such Holders, the “Electing Holders” and such Company Sale, a “Drag-Along Transfer”), the Electing Holders may exercise drag-along rights in accordance with and subject to the terms, conditions and procedures set forth in this Section 7 (“Drag-Along Rights”).

7.2.

The Electing Holders shall give written notice (a “Drag-Along Notice”) at least fifteen (15) days prior to the consummation of such proposed Drag-Along Transfer to each other Holder (each, a “Drag-Along Holder”) of any election by the Electing Holders to exercise its drag-along rights under this Section 7, setting forth (i) the number of Securities proposed to be Transferred, (ii) the consideration to be received for such Securities by such Electing Holders, (iii) the identity of the prospective transferee, (iv) any other material terms and conditions of the proposed Transfer, and (v) the date of the proposed Transfer. Such notice shall also specify the aggregate number of shares of Common Stock such Drag-Along Holder shall be required to Transfer, which shall be an amount determined by the Board equal to the product of (x) the total number of Securities held by such Drag-Along Holder and (y) a fraction, the numerator of which is the total number of Securities proposed to be Transferred by the Electing Holders and their Affiliates, and the denominator of which is the total number of Securities held by the Electing Holders and their Affiliates immediately prior to the Transfer. Any Transfer of Securities by such Drag-Along Holder pursuant to the terms hereof shall be for the same amount and form of consideration per Security as the Electing Holders and their Affiliates will receive in such Drag-Along Transfer, as specified in the Drag-Along Notice.

7.3.

Within seven (7) days of delivery of the Drag-Along Notice to a Drag-Along Holder, such Drag-Along Holder shall deliver to the Company such instruments of transfer as shall be reasonably requested by the Electing Holders or the prospective transferee, including, as applicable, one or more stock certificates, properly endorsed for Transfer to the transferee, representing the number of Securities that such Drag-Along Holder will include in the Transfer, together with a limited power-of-attorney authorizing the Company to Transfer such Securities on the terms set forth in the Drag-Along Notice.

7.4.

In the event that any Transfer pursuant to this Section 7 is structured as a merger, consolidation or business combination, or any sale of all or substantially all assets, each Drag-Along Holder must further agree to (i) vote or provide a written consent in favor of the transaction, (ii) take such other action within its power, at no cost to it (other than fees and expenses payable to its advisors (which shall be paid by such Drag-Along Holder), as may be required to effect such transaction, and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

7.5.

Solely for purposes of Section 7.4 and in order to secure the performance of such Drag-Along Holder’s obligations under Section 7.4, each Drag-Along Holder hereby irrevocably appoints the Chief Executive Officer of the Company as its attorney-in-fact and proxy of such Drag-Along Holder (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Securities as described in this paragraph if, and only in the event that, such Drag-Along Holder fails to vote or provide a written consent with respect to its Securities in accordance with the terms of Section 7.4(i) or fails to take any other action in accordance with the terms of Section 7.4(ii) or Section 7.4(iii) within three (3) days of a request for such vote, written consent or action. Upon such failure, the Chief Executive Officer of the Company shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to such Drag-Along Holder’s Securities for the purposes of taking the actions required by Section 7.4. Each Drag-Along Holder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and such Drag-Along Holder shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

7.6.

If a Drag-Along Holder fails to Transfer to the drag-along transferee the Securities to be Transferred pursuant to this Section 7 as required to do so hereunder, the Electing Holders may, at their option, in addition to all other remedies it may have, deposit the purchase price (including, without limitation, any promissory note from the underlying transaction constituting all or any portion thereof) for such Securities with any national bank or trust company (the “Escrow Agent”), and thereupon all of such Drag-Along Holder’s rights in and to such Securities shall terminate (except for the right to receive the purchase price to which such Drag-Along Holder is entitled under this Section 7). Thereafter, upon delivery to the Company by such Drag-Along Holder of appropriate documentation evidencing the Transfer of such Securities to the drag-along transferee, the Electing Holders shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Drag-Along Holder, less any holdback or escrow of such purchase price made on a pro rata basis to any holdback or escrow agreed by the Electing Holders with respect to the consideration received by the Electing Holders and their Affiliates for their Securities, with any such withheld amount being released to the Drag-Along Holder on a pro rata basis with any release of such amounts to the Electing Holders and their Affiliates for their Securities.

7.7.

If the Drag-Along Transfer is not consummated with in one hundred eighty (180) days after delivery of the Drag-Along Notice, the Electing Holders shall return to each Drag- Along Holder the limited power-of-attorney and all certificates representing the Securities that such Tag Along Holder delivered for Transfer pursuant to Section 7.3 and any other documents in the possession of the Electing Holders executed by such Drag- Along Holder in connection with the proposed Drag-Along Transfer.

7.8.	Notwithstanding the foregoing, a Drag-Along Holder will not be required to comply with this Section 7 in connection with any proposed Drag-Along Transfer, unless:

(a)

any representations and warranties to be made by such Drag-Along Holder in connection with the Drag-Along Transfer are limited to representations and warranties related to authority, ownership and the ability to convey title to such Securities, including, but not limited to, representations and warranties that (i) the Drag-Along Holder holds all right, title and interest in and to the Securities such Drag-Along Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Drag-Along Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Drag-Along Holder have been duly executed by the Drag-Along Holder and delivered to the acquirer and are enforceable against the Drag-Along Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Drag-Along Holder in connection with the transaction, nor the performance of the Drag-Along Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Drag-Along Holder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to such Drag-Along Holder;

(b)

the Drag-Along Holder is not required to agree (unless such Drag-Along Holder is a Company officer or employee) to any restrictive covenant in connection with the Drag-Along Transfer (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Drag-Along Transfer) or any release of claims other than a release in customary form of claims arising solely in such Drag-Along Holder’s capacity as a stockholder of the Company;

(c)

the Drag-Along Holder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Drag-Along Holder may be required to agree to terminate this Agreement;

(d)

the Drag-Along Holder shall not be liable for the breach of any representation or warranty or covenant made by any other Person in connection with the Drag-Along Transfer, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e)

the liability for indemnification, if any, of such Drag-Along Holder in the Drag-Along Transfer and for the breach of any representations and warranties made by the Company, Tulco or Drag-Along Holders in connection with such Drag-Along Transfer, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to any provisions of the Company’s Organizational Documents, as amended, related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Drag-Along Holder in connection with such Drag-Along Transfer;

(f)

liability shall be limited to such Drag-Along Holder’s applicable share (determined based on the respective proceeds payable to each Drag-Along Holder in connection with such Drag-Along Transfer in accordance with any applicable provisions of the Company’s Organizational Documents) of a negotiated aggregate indemnification amount that applies equally to all Drag-Along Holders but that in no event exceeds the amount of consideration otherwise payable to such Drag-Along Holder in connection with such Drag-Along Transfer, except with respect to claims related to fraud by such Drag-Along Holder, the liability for which need not be limited as to such Drag-Along Holder;

(g)

upon the consummation of the Drag-Along Transfer, each Drag-Along Holder will receive the same amount and form of consideration per Security for her Securities as is received by the Electing Holders in respect of their respective Securities; and

(h)

subject to clause (g) above, requiring the same amount and form of consideration per Security to be available to the Electing Holders and the Drag-Along Holders, if the Electing Holders are given an option as to the form and amount of consideration per Security to be received as a result of the Drag-Along Transfer, each Drag-Along Holder will be given the same option; provided, however, that nothing in this clause (h) shall entitle any Drag-Along Holder to receive any form of consideration per Security that such Drag-Along Holder would be ineligible to receive as a result of such Drag-Along Holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Holders.

7.9.

All costs and expenses incurred by a Holder in connection with any Drag-Along Transfer, including, without limitation, transfer taxes and legal, accounting and investment banking fees, shall be borne by such Holder participating in such Drag-Along Transfer.

7.10.

Notwithstanding anything contained in this Section 7 to the contrary, there shall be no liability on the part of the Electing Holders to any Drag-Along Holders if a Drag-Along Transfer is not consummated for any reason, and the Electing Holders shall not be obligated to consummate the proposed Drag-Along Transfer, regardless of whether the Electing Holders have delivered a Drag-Along Notice in respect of such proposed Drag-Along Transfer.

8.	Right of First Offer.

8.1.

Subject to the terms and conditions specified in this Section 8, the Company hereby grants to each Major Investor the right of first offer to purchase its pro rata share of New Securities which the Company may, from time to time, propose to sell and issue after the date of this Agreement. Each Major Investor’s pro rata share, for purposes of this right of first offer, is equal to the ratio of (a) the number of shares of Common Stock owned by such Major Investor immediately prior to the issuance of New Securities (assuming full conversion, exercise or settlement of all outstanding convertible securities, rights, options, restricted stock units and warrants) to (b) the total number of shares of Common Stock of the Company then outstanding immediately prior to the issuance of New Securities (assuming full conversion, exercise or settlement of all outstanding convertible securities, rights, options, restricted stock units and warrants). Each Major Investor shall have a right of over-allotment such that if any Major Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities, each fully exercising Major Investor may purchase the non-purchasing Major Investor’s portion on a pro rata basis. Each Major Investor may designate as purchaser under this Section 8 itself or any of its Affiliates, in such proportions as it deems appropriate in its sole discretion.

8.2.

Each time the Company proposes to issue, offer or sell any Securities or other equity interests, or securities convertible into or exercisable for any Securities or other equity interests, the Company shall first make an offering of such Securities or other equity interests to each Major Investor in accordance with the following provisions:

(a)

The Company shall deliver a written notice (the “ROFO Notice”) to each Major Investor stating (i) its bona fide intention to issue, offer or sell such Securities, (ii) the number of such Securities to be issued, offered or sold, and (iii) the price and terms, if any, upon which it proposes to issue, offer or sell such Securities.

(b)

Within fifteen (15) days after delivery of the ROFO Notice, each Major Investor may, by written notice to the Company (an “ROFO Election Notice”), elect to purchase such Major Investor’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its overallotment option for the price and upon the terms specified in the ROFO Notice by delivering a ROFO Election Notice stating therein the quantity of New Securities to be purchased.

(c)

If such Major Investor elects to purchase or obtain such Major Investor’s pro rata share of such New Securities and its overallotment option, then within thirty (30) days after delivery of the ROFO Election Notice, such Major Investor or its designated Affiliate shall deliver to the Company the purchase price for such Securities and the Company shall deliver to such Major Investor or its designated Affiliate one or more stock certificates representing the purchased New Securities.

(d)	The right of first offer granted under this Agreement shall expire upon, and shall not be applicable to, a Liquidity Event.

(e)	No Major Investor will have a right of first refusal to purchase a pro rata share of New Securities in accordance with this Section 8 if, and for so long as, a Major

Investor, any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.

8.3.

Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 8.3, the Company may elect to give notice to the Major Investors within 30 days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have 20 days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 8.1 before giving effect to the issuance of such New Securities.

8.4.

This Section 8 shall not apply to (i) the exercise or settlement of options or restricted stock units held by the Founders, (ii) the grant, exercise or settlement of options to purchase Securities, restricted stock or restricted stock units, or any other equity or equity-linked incentive awarded or granted pursuant to the Option Pool, (iii) any stock split, stock dividend or recapitalization by the Company or (iv) the issuance of any securities that are debt securities (other than debt securities convertible into Securities).

9.	Registration Rights. The Company covenants and agrees as follows:

9.1.	Demand Registration.

(a)

If at any time after 180 days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 35% of the Voting Securities then outstanding that the Company file a Form S-1 registration statement with an anticipated aggregate offering price, net of Selling Expenses, of at least $25 million, then the Company shall (x) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Voting Securities that the Initiating Holders requested to be registered and any additional Voting Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 9.1(c) and 9.3.

(b)

If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders that the Company file a Form S-3 registration statement with respect to outstanding Voting Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $10 million, then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Voting Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 9.1(c) and 9.3.

(c)

Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 9.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any 12-month period.

(d)

The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 9.1(a) (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Section 9.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Voting Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 9.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 9.1(b) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 9.1(b) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 9.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 9.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 9.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 9.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 9.1(d).

9.2.

Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 9.3, cause to be registered all of the Voting Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9.2 before the effective date of such registration, whether or not any Holder has elected to include Voting Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 9.6.

9.3.	Underwriting Requirements.

(a)

If, pursuant to Section 9.1, the Initiating Holders intend to distribute the Voting Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 9.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Voting Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Voting Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 9.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Section 9.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Voting Securities that otherwise would be underwritten pursuant hereto, and the number of Voting Securities that may be included in the underwriting shall be allocated among such Holders of Voting Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Voting Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Voting Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)

In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 9.2, the Company shall not be required to include any of the Holders’ Voting Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Voting Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Voting Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Voting Securities requested to be registered can be included in such offering, then the Voting Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Voting Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Voting Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Voting Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 9.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Voting Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)

For purposes of Section 9.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 9.3(a), fewer than 50% of the total number of Voting Securities that Holders have requested to be included in such registration statement are actually included.

9.4.	Obligations of the Company. Whenever required under this Section 9 to effect the registration of any Voting Securities, the Company shall, as expeditiously as reasonably possible:

(a)

prepare and file with the SEC a registration statement with respect to such Voting Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Voting Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Voting Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120 day period shall be extended for up to 90 days, if necessary, to keep the registration statement effective until all such Voting Securities are sold;

(b)

prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)

furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Voting Securities;

(d)

use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)

use its commercially reasonable efforts to cause all such Voting Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)

provide a transfer agent and registrar for all Voting Securities registered pursuant to this Agreement and provide a CUSIP number for all such Voting Securities, in each case not later than the effective date of such registration;

(h)

promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)

notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)	after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

9.5.

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Voting Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Voting Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Voting Securities.

9.6.

Expense of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 9 and all expenses incurred by the Company in connection with a direct listing, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders selected by Holders of a majority of the Voting Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 9.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Voting Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Voting Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Voting Securities agree to forfeit their right to one registration pursuant to Sections 9.1(a) or 9.1(b), as the case may be then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 9.1(a) or 9.1(b). All Selling Expenses relating to Voting Securities registered pursuant to this Section 9 shall be borne and paid by the Holders pro rata on the basis of the number of Voting Securities registered on their behalf.

9.7.

Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

9.8.	Indemnification. If any Voting Securities are included in a registration statement under this Section 9 or in connection with a direct listing:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 9.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)

To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 9.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 9.8(b) and Section 9.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)

Promptly after receipt by an indemnified party under this Section 9.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.8.

(d)

To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 9.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 9.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 9.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Voting Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 9.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 9.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the foregoing provisions shall control as to any matter provided for or addressed thereby that is not provided for or addressed by the underwriting agreement.

(f)

Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 9.8 shall survive the completion of any offering of Voting Securities in a registration under this Section 9, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

9.9.

Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S 3, the Company shall:

(a)

make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the earlier of the (i) effective date of the registration statement filed by the Company for the IPO or (ii) effective date of the registration statement filed by the Company for a direct listing;

(b)

use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)

furnish to any Holder, so long as the Holder owns any Voting Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO or a direct listing), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S 3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S 3 (at any time after the Company so qualifies to use such form).

9.10.

Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Voting Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) provide to such holder or prospective holder the right to include securities in any registration on other than either a pro rata basis with respect to the Voting Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Voting Securities that they wish to so include or (ii) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Voting Securities of the Holders that are included; provided that this limitation shall not apply to Voting Securities acquired by any additional Investor that becomes a party to this Agreement.

9.11.

“Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO (excluding a direct listing)), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 9.11 shall apply only to the IPO (excluding a direct listing) and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the Immediate Family Member of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company obtains a similar agreement from all stockholders individually owning more than 1% of the Company’s outstanding Common Stock. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 9.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 9.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

9.12.

Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 9 after the earlier of (i) three years following the consummation of the IPO, (ii) such time following the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three month period without registration, or (iii) a Company Sale.

10.	Information Rights. The Company shall deliver to each Major Investor, provided that the Board has not reasonably determined that such Major Investor is a Competitor of the Company:

(a)

as soon as practicable, but in any event within 100 days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all audited and prepared in accordance with GAAP;

(b)

as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c)	a copy of the Budget for each Fiscal Year after such Budget is approved by the Board.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 10 to the contrary, the Company may cease providing the information set forth in this Section 10 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 10 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

11.	Miscellaneous.

11.1.

Termination. Sections 2 through 8 and Section 10 shall terminate and be of no further force and effect upon the earlier of (a) the consummation of an IPO and (b) a Company Sale. Except as expressly provided herein, any party to this Agreement shall cease to be a party hereto and this Agreement shall terminate with respect to such party at the time such party no longer owns any Securities. No termination of this Agreement (or any provision thereof) shall (i) relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement (or any provision thereof) prior to the termination of this Agreement with respect to such party or (ii) terminate any provision hereof, that, by its terms, survives such termination.

11.2.	Amendment and Waiver.

(a)

Any term of this Agreement may be amended or otherwise modified only by an instrument executed by Tulco, each of the Founders, and the Investor Majority. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor in any way which would adversely affect the rights of such Investor hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of each other Investor hereunder without the written consent of such Investor.

(b)

No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party who may assert such breach. No waiver that may be given by a party shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties with respect to the subject matter hereof are cumulative and not alternative.

(c)	Any term of any Side Letter (as defined below) may be amended or otherwise modified only by an instrument executed by the parties thereto.

11.3.

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, without limitation, transferees). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.4.	Governing Law.

(a)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(b)

Each of the parties hereto (i) irrevocably submits itself to the exclusive jurisdiction of the United States District Court for the Central District of California, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Los Angeles, California, in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than as described in Section 11.4(b)(i), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described in Section 11.4(b)(i), and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

11.5.

Confidentiality. Each Holder agrees to keep confidential and not to disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any proprietary or confidential information furnished to such Holder by the Company (including, without limitation, pursuant to this Agreement), except that such Holder may disclose such proprietary or confidential information (a) to any partner, subsidiary, advisor, affiliate, limited partner, prospective limited partner, regulator or parent of such Holder as long as such party is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 11.5 or comparable restrictions, (b) at such time as it enters the public domain through no fault of such Holder; (c) that is communicated to it free of any obligation of confidentiality; (d) that is developed by Holder or its agents independently of and without reference to any confidential information communicated by the Company; or (e) as required by applicable law, regulation, rule, court order or subpoena, provided that such Holder provides the Company with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the Company in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued..

11.6.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including, without limitation, pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.7.	Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

11.8.

Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.9.

Entire Agreement. This Agreement, the Secondary Transaction Agreement, the agreements and documents referred to herein and therein, together with all the schedules and exhibits hereto and thereto, and certain Side Letter Agreements, each dated as of even date herewith, by and between the Company and certain of the Investors (the “Side Letters”) constitute the full and entire understanding and agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.10.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof, at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

11.11.

Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

11.12.

Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties hereto agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, the parties would not have entered into this Agreement. Each of the parties hereto hereby waives (a) any defenses in any action for specific performance, including, without limitation, the defense that a remedy at law would be adequate and (b) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

11.13.

Spousal Consent. Each Holder that is a natural person and who is married on the Effective Date shall cause such Holder’s spouse to execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (a “Spousal Consent”), dated as of the date hereof. If any Holder that is a natural person should marry following the date of this Agreement, such Holder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof.

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